ADDENDUM TO A LETTER OF INTENT OF MAY 14, 2014

AGREEMENT BETWEEN:	Matzel Group, Matzel Industries LLC
- AND -
ECOLOMONDO CORPORATION INC.

Matzel Industries LLC and Ecolomondo Corporation Inc. (“the Parties”) agreed to enter into a transaction for the sale of a thermal decomposition plant in New Jersey (USA), pursuant to the Letter Of Intent signed by the Parties on May 14, 2014.

In said Letter Of Intent, second paragraph of page 1, the Parties “agree that the Turnkey Agreement must be executed and delivered by the Parties thereto no later than August 30, 2015 (the “Closing Date”); or this LOI will terminate in accordance with section 11 hereof.”

Article 11 is written as follows: “Termination. This LOI will terminate on August 31st, 2015 unless a Turnkey Agreement is signed by the Parties and a corresponding Notice to Proceed is issued to Ecolomondo. This date may be extended by mutual written agreement of the Parties.”

In conformity with Article 11, and with clear understanding by the Parties, Matzel Group and Matzel Industries LLC and Ecolomondo Corporation Inc. agree to extend the termination date of August 31st, 2015 to March 31, 2016.

Signed by the parties, this 24th day of July, 2015:

/s/ Elio Sorella	/s/ Greg Matzel
Ecolomondo Corporation Inc.	Matzel Group, Matzel Industries LLC
Elio Sorella	Greg Matzel